Contact:                 Thomas J. Linneman                                                                                     For immediate release
513-661-0457

Cheviot Financial Corp. Reports Fourth-Quarter and Annual Earnings

CINCINNATI, Ohio – January 31, 2014 – Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings of $355,000, or  $0.06 per share for the quarter ended December 31, 2013, compared to net earnings of $765,000, or $0.10 per share for the quarter ended December 31, 2012.  Net earnings for the year ended December 31, 2013 was $1.4 million, or $0.21 per share, compared to $3.4 million, or $0.45 per share for the year ended December 31, 2012.

Commenting on the Corporation’s performance, President and Chief Executive Officer Thomas J. Linneman stated, “While net income during 2013 was lower than 2012, we have focused on positioning our company to take advantage of a rising interest rate environment and an improving local economy.  During the fourth quarter of 2013, management continued to evaluate lending operations by focusing on allocating resources to increase our commercial lending and improving loan quality.  Non-performing loans as a percent of total loans decreased to 2.20% at December 31, 2013 from 3.14% at December 31, 2012.”

For the three months ended December 31, 2013:

Net earnings for the three months ended December 31, 2013 totaled $355,000, a $410,000 decrease from the $765,000 earnings reported in the December 2012 period.  The decrease in net earnings reflects a decrease in other income of $334,000, a decrease of $335,000 in net interest income and an increase in the provision for losses on loans of $228,000, which was partially offset by a decrease in general, administrative and other expenses of $249,000 and by a decrease of $238,000 in the provision for federal income taxes.

Total interest income decreased $603,000, or 11.4%, to $4.7 million for the three months ended December 31, 2013, from the comparable quarter in 2012.   Interest income on loans decreased $458,000, or 10.8%, to $3.8 million during the 2013 quarter from $4.2 million for the 2012 quarter.  This decrease was due primarily to a $4.7 million, or 1.4%, decrease in the average balance of loans outstanding and a 48 basis point decrease in the average yield on loans to 4.49% for the 2013 quarter from 4.97% for the three months ended December 31, 2012.  Interest income on mortgage-backed securities increased $14,000, or 30.4%, to $60,000 for the three months ended December 31, 2013, from $46,000 for the comparable 2012 quarter, due primarily to a $2.9 million, or 28.7% increase in the average balance of securities outstanding and by a 2 basis point increase in the average yield.  Interest income on investment securities decreased $141,000, or 15.7%, to $757,000 for the three months ended December 31, 2013, compared to $898,000 for the same quarter in 2012, due primarily to a decrease of $38.0 million, or 19.2% in the average balance of investment securities outstanding, partially offset by an 8 basis point increase in the average yield to 1.90% in the 2013 quarter.  Interest income on other interest-earning deposits decreased $17,000, or 15.7% to $91,000 for the three months ended December 31, 2013.

Interest expense decreased $268,000, or 21.1% to $1.0 million for the three months ended December 31, 2013, from $1.3 million for the same quarter in 2012.  Interest expense on deposits decreased by $222,000, or 20.9%, to $842,000, from $1.1 million, due primarily to a 14 basis point decrease in the average cost of deposits to 0.72% and a $23.7 million, or 4.8% decrease in the average balance of deposits outstanding.  The decrease in the average cost of deposits is due to the overall changes in the deposit composition as our core deposits increased while we had a decrease in our time deposits, as well as, lower market rates during the 2013 period as compared with the 2012 period.  Interest expense on borrowings decreased by $47,000, or 22.6%, due primarily to a $5.2 million decrease in the average balance outstanding, and due to a 7 basis point decrease in the average cost of borrowings.

As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $335,000, or 8.3%, to $3.7 million for the three months ended December 31, 2013, as compared to the same quarter in 2012.  The average interest rate spread was 2.82% for both the three months ended December 31, 2013 and December 31, 2012.  The net interest margin decreased to 2.86% for the three months ended December 31, 2013 from 2.88% for the three months ended December 31, 2012.

For the three months ended December 31, 2013, the company recorded a provision for losses on loans of $518,000, as compared to $290,000 for the three months ended December 31, 2012.  At December 31, 2013 non-performing loans as a percent of net loans decreased to 2.20% from 3.14% at December 31, 2012.  This decrease is a result of the overall decrease in non-performing loans of $3.3 million from period to period.

Other income decreased $334,000, or 32.3%, to $701,000 for the three months ended December 31, 2013, compared to the same quarter in 2012.  The decrease is due primarily to a decrease in the gain on sale of loans of $222,000.

General, administrative and other expense decreased $249,000, or 6.8%, to $3.4 million for of the three months ended December 31, 2013.  This decrease is primarily a result of a decrease in employee compensation and benefits of $159,000 and a decrease of $119,000 in legal and professional expense, which was partially offset by an increase of $67,000 in property, payroll and other taxes.

The provision for federal income taxes decreased $238,000, or 72.8%, for the three months ended December 31, 2013.

For the year ended December 31, 2013:

Cheviot Financial’s net earnings totaled $1.4 million for the year ended December 31, 2013, a decrease of $1.9 million, or 57.3%, compared to the net earnings recorded for the year ended December 31, 2012.  Our earnings for the year were adversely affected by a significant slowdown in our mortgage banking operation.  The decrease in net earnings reflects a decrease in net interest income of $1.1 million, an increase of $163,000 in the provision for losses on loans, and a decrease in other income of $1.6 million, which was partially offset by a decrease of $175,000 in general, administrative and other expense and a decrease of $797,000 in the provision for federal income taxes.

Total interest income for the year ended December 31, 2013, totaled $19.3 million, a decrease of $2.4 million, or 11.0%, compared to the year ended December 31, 2012.  The decrease in interest income is a result of a 27 basis point decrease in the average yield on interest-earning assets to 3.68% from 3.95%, and by a $25.1 million decrease in the average balance outstanding during the year ended December 31, 2013 as compared to the year ended December 31, 2012.  Interest income on loans decreased by $2.4 million, or 13.5%, for the year ended December 31, 2013.  The decrease in interest income on loans was due primarily to a decrease of $24.3 million, or 6.8% in average loans outstanding and by a 37 basis point decrease in the average yield on loans to 4.65% for the 2013 period from 5.02% for the 2012 period.  Interest income on mortgage-backed securities decreased by $8,000, or 3.9%, during the year ended December 31, 2013, due primarily to a decrease in the average yield of 12 basis points from 2012, which was partially offset by a $235,000 increase in the average balance outstanding. Interest income on investment securities increased by $92,000, or 3.0%, during the year ended December 31, 2013, due to an increase of $6.6 million, or 4.0%, increase in the average balance outstanding which was partially offset by a decrease in the average yield of 1 basis point from 2012.  Interest income on other interest-earning deposits decreased by $19,000, or 4.8%, during the year ended December 31, 2013.

Interest expense totaled $4.3 million for the year ended December 31, 2013, a decrease of $1.3 million, or 22.7%, compared to the year ended December 31, 2012.  The average balance of interest-bearing liabilities outstanding decreased by $23.9 million during 2013 and the average cost of liabilities decreased by 20 basis points to 0.87% for the year ended December 31, 2013.  Interest expense on deposits totaled $3.6 million for the year ended December 31, 2013, a decrease of $1.1 million, or 22.7%, from the year ended December 31, 2012.  This decrease was a result of a 19 basis point decrease in the average cost of deposits to 0.76%, and by a decrease in the average balance outstanding of $18.0 million, or 3.6% during 2013.  The decrease in the average cost of deposits is due to the overall changes in our deposit composition and lower market rates for the 2013 period.  Interest expense on borrowings totaled $709,000 for the year ended December 31, 2013, a decrease of $208,000, or 22.7%, from the 2012 period.  This decrease resulted from a decrease of $5.9 million in the average balance of borrowings outstanding, and by a 5 basis point decrease in the average costs of borrowings for the year ended December 31, 2013.

As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $1.1 million, or 6.9%, during the year ended December 31, 2013 from the year ended December 31, 2012. The average interest rate spread decreased to 2.81% for the year ended December 31, 2013 from 2.88% for the year ended December 31, 2012.  The net interest margin decreased to 2.86% for the year ended December 31, 2013 from 2.93% for the year ended December 31, 2012.

For the year ended December 31, 2013, the Corporation recorded a provision for losses on loans of $1.4 million, as compared to $1.3 million for the year ended December 31, 2012.  The increase in the provision for losses on loans is a result in approximately $1.9 million in loans charged-off during the year ended December 31, 2013, as compared to $568,000 in loans charged-off during the year ended December 31, 2012.

Other income decreased $1.6 million, or 37.6%, to $2.7 million for the year ended December 31, 2013, compared to the same period in 2012, due to a loss of $255,000 on sale of office premises and equipment comprised of the former Franklin Savings headquarters, a decrease in the gain on sale of loans of $933,000, which reflected the decrease in our mortgage banking operations and the absence during the 2013 period of a gain on death benefits from life insurance of $492,000.

General, administrative and other expense decreased $175,000, or 1.2%, to $14.4 million for the year ended December 31, 2013, from $14.6 million for the comparable period in 2012.  The decrease is a result of $144,000 decrease in employee compensation and benefits, a decrease of $116,000 in real estate owned expense, a decrease of $115,000 in legal and professional expense and a decrease of $63,000 in occupancy and equipment expense, which was partially offset by an increase in other operating expense of $250,000. The increase in other operating expense is the result of fair market value adjustments in real estate properties acquired through foreclosure.

The provision for federal income taxes totaled $421,000 for the year ended December 31, 2013, a decrease of $797,000, or 65.4%, compared to the provision recorded for the 2012 period.  The effective tax rates were 22.7% and 26.6% for the years ended December 31, 2013 and 2012, respectively.

Financial Condition Changes at December 31, 2013 and December 31, 2012:

At December 31, 2013, total assets were $587.1 million, compared with $632.0 million at December 31, 2012.  Total assets decreased $44.9 million, or 7.1%, primarily due to the decrease in investment securities of $42.0 million and a decrease in loans receivable of $3.6 million.  The decrease in investment securities was a result of maturities of $106.2 million and a decrease in the fair market value of securities designated as available for sale of $11.8 million, which was offset by purchases of investment securities designated as available for sale totaling $80.9 million and purchases of corporate securities of $1.9 million.  The decrease in loans receivable resulted from the sale of loans in the secondary market of $39.6 million and principal repayments of $67.7 million, which was partially offset by loan originations of $103.1 million and loans purchased of $4.2 million.

Total liabilities were $496.2 million at December 31, 2013, a decrease of $27.9 million, or 5.3% compared to $524.1 million at December 31, 2012.  The decrease in total liabilities is a result of a decrease of $21.3 million, or 4.3% in total deposits which totaled $469.4 million at December 31, 2013, as compared to $490.6 million at December 31, 2012.  Advances from the Federal Home Loan Bank of Cincinnati decreased by $5.1 million, or 20.8%, to $19.3 million at December 31, 2013, from $24.3 million at December 31, 2012.  The decrease is a result of approximately $5.0 million in repayments during the year ended December 31, 2013.

Shareholders’ equity at December 31, 2013 was $90.9 million, a decrease $17.0 million, or 15.7%, from December 31, 2012.  The decrease primarily resulted from purchasing 761,754 shares at an average price of $11.22 per share through the stock buyback program for a total cost of $8.6 million, dividend payments on common stock of $2.4 million and an increase in the unrealized loss on securities designated as available for sale of $7.8 million, which was partially offset by net income of $1.4 million.  At December 31, 2013, tangible book value per share was $11.72 as compared to $12.75 at December 31, 2012.  Tangible book value per share was adversely affected by the decrease in the fair market value of investment securities designated as available for sale as other comprehensive loss increased   during the 2013 period.  Over time, the impact of the other comprehensive loss on our tangible book value per share will decrease as investments are called or mature at par, however, a sudden increase in interest rates can have an adverse effect, as increases in rates may increase accumulated comprehensive loss.

Cheviot Financial Corp.
SUMMARIZED
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION AND
CONSOLIDATED STATEMENTS OF INCOME

The following tables set forth consolidated selected financial and other data of Cheviot Financial Corp. at the dates and for the periods presented.

	For the Twelve Months Ended
	(Unaudited)
	12/31/2013	12/31/2012
Selected Operating Data:
Total interest income………………………………..	$19,312	$21,689
Total interest expense……………………………….	4,331	5,601
Net interest income………………………………….	14,981	16,088
Provision for losses on loans………………………..	1,443	1,280
Net interest income after provision for losses on loans....................................	13,538	14,808
Total other income…………………………………..	2,701	4,326
Total general, administrative and other expense………………………………………	14,386	14,561
Earnings before income taxes……………………….	1,853	4,573
Federal income taxes………………………………..	421	1,218
Net earnings………………………………………….	$1,432	$3,355

Earnings per share – basic and diluted………………	$0.21	$0.45

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
ASSETS:	(In thousands)
Cash and cash equivalents…………………………..	$22,112	$15,873	$28,656	$48,588	$25,114
Investment securities available for sale ……………	153,942	164,483	164,450	167,583	195,963
Mortgage-backed securities available for sale……..	9,361	9,792	5,278	5,576	6,029
Mortgage-backed securities held to maturity – at cost	3,116	3,221	3,363	3,479	3,581
Loans receivable, net (1) …………………………….	336,837	337,048	333,983	333,447	340,414
Other assets………………………………………….	61,742	61,324	62,564	61,577	60,881
Total Assets…………………………………………	$587,110	$591,741	$598,294	$620,250	$631,982

LIABILITIES:
Deposits………………………………………………	$469,387	$471,493	$477,381	$486,207	$490,646
Advances from the Federal Home Loan Bank………	19,261	20,108	21,197	22,331	24,314
Other liabilities………………………………………	7,535	7,008	6,012	6,526	9,122
Total Liabilities…………………………………….	496,183	498,609	504,590	515,064	524,082
Total Shareholders’ equity………………………….	90,927	93,132	93,704	105,186	107,900
Total Liabilities & Shareholders’ equity…………	$587,110	$591,741	$598,294	$620,250	$631,982

	For the Three Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
	(In thousands, except per share data)

Total interest income	$4,689	$4,682	$4,860	$5,081	$5,292
Total interest expense	1,003	1,065	1,103	1,160	1,271
Net interest income	3,686	3,617	3,757	3,921	4,021
Provision for losses on loans	518	585	285	55	290
Net interest income after provision for
losses on loans	3,168	3,032	3,472	3,866	3,731
Total other income	701	511	542	947	1,035
Total general, administrative and other
expense	3,425	3,578	3,696	3,687	3,674
Earnings (loss) before income taxes	444	(35)	318	1,126	1,092
Federal income taxes (benefit)	89	(56)	53	335	327
Net earnings	$355	$21	$265	$791	$765

Earnings per share – basic and diluted	$0.06	$0.00	$0.04	$0.11	$0.10

(1)	Includes loans held for sale, net of allowance for loan losses and deferred loan costs.

Cheviot Financial Corp.
SELECTED FINANCIAL AND OTHER DATA

	For the Three Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012

Selected Financial Ratios and Other Data:(1)
Performance Ratios:
Return on average assets	0.24%	0.01%	0.17%	0.51%	0.48%
Return on average equity	1.52	0.09	1.02	2.93	2.83
Average equity to average assets	15.87	15.81	16.87	17.30	17.09
Net interest margin (2)	2.86	2.79	2.86	2.91	2.88
Interest rate spread (2)	2.82	2.75	2.82	2.86	2.82
Average interest-earning assets to average
interest-bearing liabilities	105.33	104.75	104.43	105.84	107.61
Total general, administrative and other expenses
to average total assets	2.32	2.40	2.40	2.36	2.32
Efficiency ratio (3)	78.07	86.68	85.97	75.74	72.63

Other Financial Ratios:
Basic earnings per share	$0.06	$0.00	$0.04	$0.11	$0.10
Diluted earnings per share	$0.06	$0.00	$0.04	$0.11	$0.10
Tangible book value per common share	$11.72	$12.02	$12.11	$12.79	$12.75
Shares outstanding	6,834,803	6,836,903	6,836,903	7,363,326	7,596,557
Weighted average shares	6,628,306	6,628,648	6,905,946	7,300,012	7,348,785
Weighted average diluted shares	6,633,549	6,635,467	6,913,638	7,306,700	7,354,823

Asset Quality Ratios:
Nonperforming loans as a percent of net loans (4)	2.20%	2.76%	2.88%	3.59%	3.14%
Nonperforming assets as a percent of total assets (4)	1.82	2.29	2.43	2.67	2.32
Allowance for loan losses as a percent of net loans	0.50	0.47	0.46	0.48	0.63
Allowance for loan losses as a percent of nonperforming assets (4)	15.88	11.61	10.52	9.71	14.73
Allowance for loan losses as a percent of net originated loans (5)	0.58	0.56	0.55	0.59	0.81
Allowance for loan losses as a percent of net purchased loans (5)	0.53	0.44	0.43	0.45	0.54
Allowance for loan losses as a percent of originated non-performing assets (5)	25.38	17.79	15.21	14.23	19.41
Allowance for loan losses as a percent of purchased non-performing assets (6)………………….	9.64	10.04	9.58	9.85	11.17
Net charge-offs to average loans	0.38	0.11	0.11	0.18	0.17

Regulatory Capital Ratios:
Tangible capital	13.46%	13.47%	13.31%	12.77%	12.39%
Core capital	13.46	13.47	13.31	12.77	12.39
Risk-based capital	25.26	25.50	25.67	25.30	25.60

Number of:
Banking offices	12	12	12	12	12

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.
(2)
Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.  Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total other income.
(4)
Nonperforming loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while nonperforming assets consist of non-performing loans and real estate acquired through foreclosure.  Includes non-performing assets acquired from First Franklin Corporation.

(5)
Ratios exclude the effects of loans and non-performing assets acquired from First Franklin Corporation, as such purchased loans and assets are recorded at fair value at the time of acquisition, and without the related allowance for loan losses as reflected on the target entity’s financial statements.

(6)	Net purchased loans and non-performing assets includes one-to-four family residential loans without a credit quality discount applied only.

Cheviot Savings Bank was established in 1911 and currently has twelve full-service offices in Hamilton County, Ohio.

# # #

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.